UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

NOVATION COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	74-2830661
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2114 Central Street, Suite 600, Kansas City, MO 64108
(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.	☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.	☑

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act:	Preferred Stock Purchase Rights

FIRST AMENDMENT TO FORM 8-A
Novation Companies, Inc. (formerly NovaStar Financial, Inc.), a Maryland corporation (the “Company”), hereby amends the following items, exhibits or other portions of Form 8-A filed on September 21, 2011, related to the Rights Agreement with Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”), dated September 15, 2011 (the “Rights Agreement”), as set forth in Item 1 below.
The Company entered into the Rights Agreement in an effort to deter acquisitions of the Company’s common stock, par value $0.01 per share (“Common Stock”) that would potentially limit the Company’s ability to use its net loss carryforwards (“NOLs”) to reduce potential future federal income tax obligations. The Company’s ability to use its NOLs may be negatively affected if there is an “ownership change,” as defined under Section 382 of the Internal Revenue Code of 1986, as amended. In general, this would occur if certain ownership changes related to Company Common Stock that is held by five percent or greater stockholders exceed 50%, measured over a rolling three-year period.
As of December 31, 2013, the Company had a federal net operating loss of approximately $511.6 million, that will expire in 2025 through 2033, with a portion of this number recognized on the Company’s balance sheet.
The Rights Agreement was scheduled to expire on June 28, 2014. On the same date, certain acquisition restrictions expire that are found in the Company’s Articles of Amendment and Restatement prohibiting any person from becoming a 5-percent shareholder.
The Company’s Board of Directors deemed it in the best interests of the Company to extend duration of the Rights Agreement to be able to continue monitoring acquisitions of Common Stock that may impair the NOLs. Currently, the Company does not intend to present the amended Rights Agreement for a shareholder vote; however, the Company has been always responsive to its shareholders and welcomes a dialogue with shareholders on the value of the NOLs and the best mechanisms to protect this corporate asset. For example, the Company recently addressed the concern of certain shareholders by amending its 2004 Incentive Stock Plan to prohibit repricing of underwater options and stock appreciation rights without shareholder approval.
Item 1.        Description of Registrant’s Securities to be Registered.
Reference is hereby made to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission (File No. 000-22897) on September 21, 2011 (the “Original Form 8-A”), by the Company. The Original Form 8-A is incorporated herein by reference.
On June 20, 2014, the Company and the Rights Agent executed an amendment (the “Amendment”) to the Rights Agreement, which extended the term of the Rights Agreement through June 28, 2016.
The Amendment is attached hereto as Exhibit 4.2, and the Rights Agreement is incorporated herein by reference. The foregoing descriptions of the Rights Agreement and the Amendment do no purport to be complete and are qualified in their entirety by reference to the respective exhibits.

Item 2.     Exhibits.

Exhibit Number	Description
4.1	Rights Agreement, dated September 15, 2011, by an between the Company and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Form 8-A filed on September 21, 2011).
4.2	First Amendment to Rights Agreement, dated as of June 20, 2014.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOVATION COMPANIES, INC.

DATE: June 20, 2014	/s/ Rodney E. Schwatken
Rodney E. Schwatken Chief Financial Officer